Exhibit 99.G

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT dated as of May 12, 2025, by and among Cantor EP Holdings II, LLC, Cantor Fitzgerald, L.P., CF Group Management, Inc. and Howard W. Lutnick (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Cantor Equity Partners II, Inc., as of May 12, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: May 12, 2025	CANTOR EP HOLDINGS I, LLC

	By:	/s/ Brandon Lutnick
		Name:	Brandon Lutnick
		Title:	Chief Executive Officer

Date: May 12, 2025	CANTOR FITZGERALD, L.P.

	By:	/s/ Brandon Lutnick
		Name:	Brandon Lutnick
		Title:	Chief Executive Officer

Date: May 12, 2025	CF GROUP MANAGEMENT, INC.

	By:	/s/ Brandon Lutnick
		Name:	Brandon Lutnick
		Title:	Chief Executive Officer

Date: May 12, 2025		/s/ Howard W. Lutnick
Howard W. Lutnick